Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS; INTRODUCES 2018 OUTLOOK

Q4 Revenues  Increased 23% Year-over-Year; 2017 Revenues Up 29%

MINNEAPOLIS, MN, February 26, 2018 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Full Year 2017 Summary:

•	Full year 2017 revenues increased 29% year-over-year, to $109.3 million, compared to $84.5 million in 2016.
•	Flexitouch revenues increased 37% year-over-year, to $100.3 million, compared to $73.4 million in 2016.
•	Operating income of $3.9 million, compared to operating income of $4.3 million in 2016.
•	Net income of $5.9 million, compared to net income of $2.9 million in 2016.
•	Adjusted EBITDA of $9.9 million compared to $7.0 million in 2016.

Fourth Quarter 2017 Summary:

•	Fourth quarter revenues increased 23% year-over-year, to $34.9 million, compared to $28.5 million in fourth quarter 2016.
•	Flexitouch revenues increased 28% year-over-year, to $32.4 million, compared to $25.4 million in fourth quarter 2016.
•	Operating income of $4.9 million, compared to operating income of $3.3 million in fourth quarter 2016.
•	Net income of $2.2 million, compared to net income of $2.4 million in fourth quarter 2016.
•	Adjusted EBITDA of $6.8 million compared to $4.4 million in fourth quarter 2016.
•

On December 7, 2017 the Company announced the publication of a functional use study in the medical journal “Head & Neck” that assessed the Company’s Flexitouch system for the treatment of lymphedema of the head and neck. Researchers concluded that Flexitouch is safe, easy to use, and well tolerated, while demonstrating edema reduction after a single 32 minute treatment session.

“2017 was a year of exceptional performance, driven by record sales of our Flexitouch system,” said Gerald R. Mattys, Chief Executive Officer of Tactile Medical. “Our Flexitouch sales throughout 2017 – and in the fourth quarter – reflected the Company’s strong execution on our primary growth drivers: field sales team expansion, focused account targeting and increased in-network coverage with payers. Our growth was also fueled by increased market awareness of chronic swelling conditions and how Tactile Medical’s innovative continuity of care, service and support can improve outcomes, reduce costs and significantly improve quality of life for patients.”

Mr. Mattys continued, “We expect continued progress in expanding our sales team and increasing awareness to result in strong growth and improving profitability in 2018. Specifically, our 2018 outlook calls for total revenue growth this year in a range of 20% - 22%. Additionally, we remain committed to leveraging the strong top-line growth into improved profitability again this year. The long-term growth opportunities for

Exhibit 99.1

Tactile Medical remain very compelling, and our entire organization is focused on our mission to help people suffering from chronic diseases live better and care for themselves at home.”

Fourth Quarter 2017 Financial Results

Revenues for the fourth quarter of 2017 increased $6.4 million, or 23%, to $34.9 million, compared to $28.5 million for the quarter ended December 31, 2016. The increase in revenues was attributable to an increase of $7.0 million, or 28%, in sales of the Flexitouch system, which was partially offset by a decrease of approximately $0.6 million, or 19%, in sales of the Entre and Actitouch systems. The increase in Flexitouch system sales was largely driven by expansion of the Company’s sales force, increased physician and patient awareness of the treatment options for lymphedema, and increased contractual coverage with national and regional insurance payers.

Gross profit for the fourth quarter of 2017 increased $5.1 million, or 24%, to $26.1 million, compared to $21.0 million in the fourth quarter of 2016. Gross margin was 74.7% of sales in the fourth quarter of 2017, compared to 73.6% of sales in the fourth quarter of 2016.

Operating expenses for the fourth quarter of 2017 increased $3.5 million, or 20%, to $21.1 million, compared to $17.7 million in the fourth quarter of 2016. The increase in operating expenses in the fourth quarter was primarily driven by an increase of $2.7 million, or 28% year-over-year, in sales and marketing expenses due to continued investment in field sales team expansion. The year-over-year increase in operating expenses was also impacted by a $0.5 million, or 8% year-over-year, increase in reimbursement, general and administrative expenses and a $0.2 million, or 17% year-over-year, increase in research and development expenses.

Operating income for the fourth quarter of 2017 increased $1.6 million, or 50%, to $4.9 million, compared to $3.3 million in the fourth quarter of 2016.

Pre-tax income for the fourth quarter of 2017 increased $1.7 million, or 52%, to $5.0 million, compared to $3.3 million in the fourth quarter of 2016. Income tax expense for the fourth quarter of 2017 was $2.8 million, compared to income tax expense of $0.9 million in the fourth quarter of 2016. Fourth quarter 2017 income tax expense included approximately $1.2 million of incremental expense associated with revaluation of deferred tax assets and liabilities resulting from the enactment of the Tax Cuts and Jobs Act in December 2017.

Net income for the fourth quarter of 2017 decreased $0.1 million, or 6%, to $2.2 million, or $0.12 per diluted share, compared to $2.4 million, or $0.13 per diluted share, in the fourth quarter of 2016. Weighted average shares used to compute diluted net income per share were 19.1 million and 18.7 million for the fourth quarters of 2017 and 2016, respectively.

Adjusted EBITDA for the fourth quarter of 2017 increased approximately $2.4 million, or 53%, to $6.8 million, compared to $4.4 million in the fourth quarter of 2016.

Full Year 2017 Financial Results

Revenues for the full year 2017 increased $24.7 million, or 29%, to $109.3 million, compared to $84.5 million for the twelve months ended December 31, 2016. The increase in revenues was driven by an increase of approximately $26.9 million, or 37%, year-over-year in sales of the Flexitouch system, which was partially offset by a decrease of approximately $2.2 million, or 20%, year-over-year in sales of the Entre and Actitouch systems, compared to 2016.

Exhibit 99.1

Net income for 2017 increased $3.0 million, to $5.9 million, compared to net income of approximately $2.9 million for 2016. Net income attributable to common stockholders for 2017 was $5.9 million, or $0.31 per diluted share, compared to a net income attributable to common stockholders of $1.6 million, or $0.15 per diluted share, for 2016. Net income attributable to common stockholders for 2016 included the accrual of convertible preferred stock dividends of $1.2 million, which did not occur in 2017. Weighted average shares used to compute diluted net income per share were 18.9 million and 10.8 million for 2017 and 2016, respectively.

Adjusted EBITDA for 2017 increased approximately $2.9 million, or 42%, to $9.9 million, compared to $7.0 million for 2016.

Cash Position

At December 31, 2017, cash, cash equivalents and marketable securities were $43.9 million, compared to $41.7 million at December 31, 2016. The Company had no debt outstanding at December 31, 2017.

2018 Financial Outlook

For 2018, the Company expects revenues in the range of $131 million to $133 million, representing growth of 20% to 22% year-over-year, compared to revenues of $109.3 million in 2017.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on February 26 to discuss the results of the quarter and the year with a question and answer session. Those who would like to participate may dial 833-286-5804 (647-689-4449 for international callers) and provide access code 1687067. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367 (416-621-4642 for international callers); access code 1687067. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Our mission is to help people suffering from chronic diseases live better and care for themselves at home. Our unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Exhibit 99.1

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “confident,” “outlook” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Exhibit 99.1

Tactile Systems Technology, Inc.

Consolidated Balance Sheets

(unaudited)

	As of
	December 31,
(In thousands, except share and per share data)	2017	2016
Assets
Current assets
Cash and cash equivalents	$23,968	$30,701
Marketable securities	19,944	10,994
Accounts receivable, net	17,623	15,003
Inventories	11,040	6,554
Income taxes receivable	2,119	—
Prepaid expenses and other current assets	2,178	981
Total current assets	76,872	64,233
Property and equipment, net	3,776	1,563
Other assets
Patent costs, net	2,218	2,394
Medicare accounts receivable, long-term	2,718	2,823
Deferred income taxes	2,662	2,785
Other non-current assets	201	137
Total other assets	7,799	8,139
Total assets	$88,447	$73,935

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,253	$3,776
Accrued payroll and related taxes	6,706	6,692
Accrued expenses	2,598	1,193
Future product royalties	17	67
Income taxes payable	—	823
Other current liabilities	945	1,242
Total current liabilities	14,519	13,793
Long-term liabilities
Accrued warranty reserve, long-term	1,141	503
Total liabilities	15,660	14,296

Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 17,872,465 shares issued and 17,846,379 shares outstanding as of December 31, 2017; 16,833,737 shares issued and outstanding as of December 31, 2016	18	17
Additional paid-in capital	70,224	62,406
Retained earnings (accumulated deficit)	3,082	(2,773)
Accumulated other comprehensive loss	(44)	(11)
Less: treasury stock, at cost — 26,086 shares as of December 31, 2017	(493)	—
Total stockholders’ equity	72,787	59,639
Total liabilities and stockholders’ equity	$88,447	$73,935

Exhibit 99.1

Tactile Systems Technology, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2017	2016	2017	2016
Revenues, net	$34,886	$28,478	$109,283	$84,542
Cost of goods sold	8,829	7,523	29,015	22,940
Gross profit	26,057	20,955	80,268	61,602
Operating expenses
Sales and marketing	12,670	9,936	44,396	33,794
Research and development	1,361	1,162	5,060	4,476
Reimbursement, general and administrative	7,099	6,565	26,914	19,060
Total operating expenses	21,130	17,663	76,370	57,330
Income from operations	4,927	3,292	3,898	4,272
Other income	88	18	292	38
Income before income taxes	5,015	3,310	4,190	4,310
Income tax expense (benefit)	2,785	931	(1,665)	1,431
Net income	2,230	2,379	5,855	2,879
Convertible preferred stock dividends	—	—	—	1,247
Net income attributable to common stockholders	$2,230	$2,379	$5,855	$1,632
Net income per common share attributable to common stockholders
Basic	$0.13	$0.14	$0.34	$0.18
Diluted	$0.12	$0.13	$0.31	$0.15
Weighted-average common shares used to compute net income per common share attributable to common stockholders
Basic	17,750,144	16,819,933	17,355,175	8,913,042
Diluted	19,073,080	18,651,916	18,877,863	10,758,684

Exhibit 99.1

Tactile Systems Technology, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Year Ended
	December 31,
(In thousands)	2017	2016
Cash flows from operating activities
Net income	$5,855	$2,879
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,849	799
Deferred income taxes	143	(611)
Stock-based compensation expense	4,235	1,889
Change in allowance for doubtful accounts	301	568
Changes in assets and liabilities:
Accounts receivable	(3,692)	(1,090)
Inventories	(4,486)	(773)
Income taxes	(2,942)	(81)
Prepaid expenses and other assets	146	(407)
Medicare accounts receivable – long-term	105	(784)
Accounts payable	462	1,407
Accrued payroll and related taxes	14	3,337
Accrued expenses and other liabilities	2,252	824
Future product royalties	(50)	(924)
Net cash provided by operating activities	4,192	7,033
Cash flows from investing activities
Proceeds from sales and maturities of marketable securities	2,000	—
Purchases of marketable securities	(12,051)	(11,011)
Purchases of property and equipment	(3,746)	(775)
Patent costs	(74)	(58)
Other investments	(145)	—
Net cash used in investing activities	(14,016)	(11,844)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(387)	—
Proceeds from exercise of common stock options and warrants	834	236
Proceeds from the issuance of common stock from the employee stock purchase plan	3,137	—
Shares repurchased to cover taxes from restricted stock award vesting	(493)	—
Dividends paid on preferred stock	—	(8,207)
Proceeds from IPO	—	41,200
Fees paid for IPO	—	(4,777)
Net cash provided by financing activities	3,091	28,452
Net change in cash and cash equivalents	(6,733)	23,641
Cash and cash equivalents – beginning of period	30,701	7,060
Cash and cash equivalents – end of period	$23,968	$30,701
Supplemental cash flow disclosure
Cash paid for interest	$—	$—
Cash paid for taxes	$923	$2,158
Non-cash investing activities:
Acquisition of assets included in accounts payable	$15	$174

Exhibit 99.1

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income less interest income, net, and income tax expense, plus income tax benefit, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Adjusted EBITDA to Net Income.

Exhibit 99.1

Tactile Systems Technology, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2017	2016	2017	2016
Net Income	$2,230	$2,379	$5,855	$2,879
Interest income, net	(112)	(22)	(367)	(38)
Income tax expense (benefit)	2,785	931	(1,665)	1,431
Depreciation and amortization	776	124	1,849	799
Stock-based compensation expense	1,131	1,030	4,235	1,889
Adjusted EBITDA	$6,810	$4,442	$9,907	$6,960

Tactile Systems Technology, Inc.

Supplemental Financial Information

(Unaudited)

The following table summarizes revenues by product for the three and twelve months ended December 31, 2017 and 2016:

($ In thousands)	Three Months Ended December 31,		Increase / Decrease		Twelve Months Ended December 31,		Increase / Decrease
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Flexitouch System	$32,408	$25,425	$6,983	27.5%	$100,344	$73,413	$26,931	36.7%
Entre/Actitouch systems	2,478	3,053	(575)	(18.8)%	8,939	11,129	(2,190)	(19.7)%
Total Revenues	$34,886	$28,478	$6,408	22.5%	$109,283	$84,542	$24,741	29.3%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com